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Majestic Oil & Gas, Inc.

Re:   Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 8, 2006, relating to the consolidated financial statements of Majestic Oil & Gas, Inc., which appears in Form SB-2 (No 333-127813).

/s/ Eide Bailly LLP
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Eide Bailly LLP
Billings, Montana
October 27, 2006